Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of our report dated March 26, 2010, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 2, 10, 11, 17, 18 and 20, as to which the date is January 4, 2011 relating to the financial statements and financial statement schedules of Corporate Property Associates 16 — Global Incorporated, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 7, 2011